EXHIBIT 99.1

                                                                                                                                                                                                                                                                            Press Release
For Immediate Release

Overland Storage Appoints New Board Member

Veteran Industry Executive Fills Board Vacancy

SAN DIEGO, June 15, 2006 - Overland Storage, Inc. (NasdaqNM: OVRL) today announced the appointment of William J. Miller to its board of directors, filling a vacancy on the company’s six-member board.

Miller is an independent director and advisor to technology companies. Previously, Miller served as chairman and chief executive officer of Avid Technology, Inc., having served earlier in his career in the same capacity for Quantum Corporation. Before that, he held a variety of senior positions at Ceridien Corporation, formerly Control Data Corporation, including president of Imprimis, Control Data’s storage subsidiary, and executive vice president and president of the information services group.

“Bill Miller offers a wealth of strategic corporate experience and is well-acquainted with the storage sector technology, having served at the helm of major storage companies for several years. His knowledge and experience, coupled with solid industry expertise, will be invaluable to Overland as the company completes its current product transition and capitalizes on significant new market opportunities,” said Christopher Calisi, president and chief executive officer of Overland Storage.

In addition to Overland, Miller currently serves on several other public and private corporate boards, including: Nvidia Corporation, Waters Corporation, Digimarc Corporation and Viewsonic Corporation.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES™ of disk-based backup and recovery appliances; and the NEO SERIES® of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

CONTACT INFORMATION:
Vernon A. LoForti, CFO
Overland Storage
vloforti@overlandstorage.com
Cynthia A. Bond, Director of Corporate Communications
Overland Storage
cbond@overlandstorage.com
(858) 495-4269

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